Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Larkspur Health Acquisition Corp. (the “Company”) on Amendment No. 6 to Form S-1 (File No. 333-256056) of our report dated May 12, 2021, except for Note 7 as to which the date is June 21, 2021, Note 4 as to which the date is November 5, 2021 and Note 8 as to which the date is December 6, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Larkspur Health Acquisition Corp. as of May 7, 2021 and for the period from March 17, 2021 (inception) through May 7, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 6, 2021